AGREEMENT AND DECLARATION OF TRUST

PARAMOUNT INSTITUTIONAL ACCESS FUND
(A Delaware Statutory Trust)

AMENDED AND RESTATED
AGREEMENT AND DECLARATION OF TRUST

Dated as of _____ [   ], 2011

Exhibit (a)(2)
PARAMOUNT INSTITUTIONAL ACCESS FUND

AMENDED AND RESTATED AGREEMENT AND DECLARATION OF TRUST

THIS AMENDED AND RESTATED AGREEMENT AND DECLARATION OF TRUST is made as of the [   ] day of ______, 2011, by the Trustees hereunder, and by the holders of Shares issued hereunder as hereinafter provided.

WHEREAS, the Trust is a Delaware statutory trust formed pursuant to a Declaration of Trust dated as of April 28, 2011 (the “Initial Declaration”) and the Certificate of Trust of the Trust was filed with the Office of the Secretary of State of the State of Delaware on April 28, 2011;

WHEREAS, the Trust has been formed to carry on business as set forth more particularly hereinafter;

WHEREAS, the Trust is authorized to issue an unlimited number of its Shares all in accordance with the provisions hereinafter set forth;

WHEREAS, the Trustees have agreed to manage the Trust and all of its property for the benefit of the Shareholders in accordance with the provisions hereinafter set forth;

WHEREAS, this Declaration amends and restates the Initial Declaration in its entirety; and

WHEREAS, the parties hereto intend that the Trust shall constitute a statutory trust under the Delaware Statutory Trust Act and that this Declaration shall constitute the governing instrument of the Trust.

NOW, THEREFORE, the Trustees hereby declare that they will hold all cash, securities and other assets which they may from time to time acquire in any manner IN TRUST and will manage and dispose of the same upon the following terms and conditions for the benefit of the Shareholders as hereinafter set forth.

ARTICLE I

THE TRUST

1.1         Name.  The Trust shall be known as the “Paramount Institutional Access Fund” and the Trustees shall conduct the business of the Trust under that name or any other name or names as they may from time to time determine; provided that the Trustees may, without Shareholder approval, change the name of the Trust. Any name change shall become effective upon the filing of a certificate of amendment to the Certificate of Trust of the Trust or an amended and restated certificate of trust of the Trust in accordance with the Delaware Statutory Trust Act.  Any such filing shall constitute an amendment to this Declaration.  In the event of any such change, the Trustees shall cause notice to be given to the Shareholders within a reasonable time after the implementation of such change, which notice will be deemed given if the changed name is reflected in any Prospectus.

1.2         Definitions. As used in this Declaration, the following terms shall have the following meanings:

“1940 Act” refers to the Investment Company Act of 1940 and the rules and regulations promulgated thereunder and exemptions granted therefrom, as amended from time to time.

“Accounting Period” means the period beginning on (a) in the case of the first Accounting Period, the Closing Date or such other date as the Trustees determine, in their sole discretion, and (b) in the case of each subsequent Accounting Period, the first calendar day following the last calendar day of the immediately preceding Accounting Period, as the case may be, and ending on the earliest of: (i) the date immediately preceding the next date on which additional capital contributions are made to the Trust, (ii) the next date on which any Shares are repurchased by the Trust, (iii) the last calendar day of each calendar quarter, (iv) the date on which the Trust terminates, or (v) such other date as the Trustees determine, in their sole discretion, that an allocation should be made among the Shareholders.

“Advisers Act” refers to the Investment Advisers Act of 1940 and the rules and regulations promulgated thereunder and exemptions granted therefrom, as amended from time to time.

“By-Laws” shall mean the By-Laws of the Trust, as amended from time to time by the Trustees.

“Capital Account” has the meaning specified in Section 10.1.

“Closing Date” means the initial closing date on which the Trust accepts subscriptions from one or more Shareholders and issues Shares in consideration therefor.

“Code” shall mean the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder.

“Commission” shall mean the Securities and Exchange Commission.

“Declaration” shall mean this Amended and Restated Agreement and Declaration of Trust, as amended or amended and restated from time to time.

“Delaware General Corporation Law” means the General Corporation Law of the State of Delaware, 8 Del. C. §§ 100, et. seq., as amended from time to time.

“Delaware Statutory Trust Act” means the Delaware Statutory Trust Act, 12 Del. C. §§ 3801, et. seq., as amended from time to time.

“Exchange Act” refers to the Securities Exchange Act of 1934 and the rules and regulations promulgated thereunder and exemptions granted therefrom, as amended from time to time.

“Fiscal Year” means the period commencing on the Closing Date and ending on the following June 30, and thereafter each period commencing on July 1 of each year and ending on June 30 of the next year (or on the date of a final distribution made in accordance with Section 13.2 of this Declaration), unless the Trustees designate another fiscal year for the Trust. The taxable year of the Trust will be determined under Section 706 of the Code.

“Fundamental Policies” shall mean the investment policies and restrictions as set forth from time to time in any Prospectus or contained in any current Registration Statement of the Trust filed with the Commission or as otherwise adopted by the Trustees and the Shareholders in accordance with the requirements of the 1940 Act and designated as fundamental policies therein, as they may be amended from time to time in accordance with the requirements of the 1940 Act.

“Interested Person” shall have the meaning given to such term in the 1940 Act.

“Investment Adviser” shall mean the Person appointed by the Trustees pursuant to Section 4.1 hereof to provide advisory services to the Trust.

“Majority Shareholder Vote” shall mean a vote of “a majority of the outstanding voting securities” (as such term is defined in the 1940 Act) of the Trust.

“Manager” shall mean a Person appointed by the Trustees pursuant to Section 4.1 hereof to provide management or administrative services to the Trust.

“Net Loss” for any period of determination, means the excess, if any, of the Trust’s net asset value at the beginning of that period over the Trust’s net asset value at the end of that period, minus the amount of distributions and repurchases and plus the amount of any capital contributions to the Trust during that period.

“Net Profit” for any period of determination, means the excess, if any, of the Trust’s net asset value at the end of that period over the Trust’s net asset value at the beginning of that period, plus the amount of any distributions and repurchases and minus the amount of any capital contributions to the Trust made during that period.

“Nonrecourse Deductions” has the meaning specified in U.S. Treasury Regulations Section 1.704-2(b)(1).

“Partner Nonrecourse Debt Minimum Gain” means an amount with respect to each partner nonrecourse debt (as defined in U.S. Treasury Regulations Section 1.704-2(b)(4)) equal to the Partnership Minimum Gain that would result if such partner nonrecourse debt were treated as a nonrecourse liability (as defined in Treasury Regulations Section 1.752-1(a)(2)) determined in  accordance with Treasury Regulations Section 1.704-2(i)(3).

“Partner Nonrecourse Deductions” has the meaning specified in U.S. Treasury Regulations Section 1.704-2(i)(2).

“Partnership Minimum Gain” has the meaning specified in U.S. Treasury Regulations Section 1.704-2(b)(2) and 1.704-2(d).

“Person” shall mean and include individuals, corporations, partnerships, trusts, limited liability companies, associations, joint ventures and other entities, whether or not legal entities, and governments and agencies and political subdivisions thereof.

“Prospectus” shall mean the Prospectus of the Trust, if any, as in effect from time to time under the Securities Act, including any statement of additional information incorporated therein by reference.

“Securities Act” refers to the Securities Act of 1933 and the rules and regulations promulgated thereunder and exemptions granted therefrom, as amended from time to time.

“Shareholders” shall mean, as of any particular time, the holders of record of outstanding Shares at such time.

“Shares” shall mean the units of undivided beneficial interests into which the beneficial interest in the Trust shall be divided from time to time and includes fractions of Shares as well as whole Shares.

“Tax Matters Partner” has the meaning specified in Section 12.1(b).

“Treasury Regulations” means the United States federal income tax regulations promulgated under the Code, as such Treasury Regulations may be amended from time to time. All references herein to specific sections of the Treasury Regulations shall be deemed also to refer to any corresponding provisions of succeeding Treasury Regulations.

“Trust” shall mean the trust established by this Declaration, as amended from time to time, inclusive of each such amendment.

“Trust Property” shall mean as of any particular time any and all property, real or personal, tangible or intangible, which at such time is owned or held by or for the account of the Trust or the Trustees in such capacity.

“Trustees” shall mean the signatories to this Declaration so long as they shall continue in office in accordance with the terms hereof, and all other persons who at the time in question have been duly elected or appointed and have qualified as trustees in accordance with the provisions hereof and are then in office.

ARTICLE II

TRUSTEES

2.1         Number and Qualification. The number of Trustees shall be determined by a written instrument signed by a majority of the Trustees then in office; provided that the number of Trustees as of the date of this Declaration shall be the number of persons signing this Declaration as such; provided, further, that the number of Trustees shall be no less than three. No reduction in the number of Trustees shall have the effect of removing any Trustee from office prior to the expiration of his term. An individual nominated as a Trustee shall be at least 21 years of age and not older than 80 years of age at the time of nomination and not under legal disability. Trustees need not own Shares and may succeed themselves in office.  Each Trustee shall serve during the continued lifetime of the Trust until the next meeting of Shareholders called for the purpose of electing Trustees and until the election and qualification of his or her successor or, if sooner, until he or she dies, resigns, is removed or is incapacitated as herein provided.  Shareholders may elect Trustees at any meeting of Shareholders called by the Trustees for that purpose; provided, that Shareholders shall not be entitled to elect Trustees except as required by the 1940 Act.  To the extent required by the 1940 Act, Shareholders shall elect the Trustees on such dates as the Trustees may fix from time to time.

2.2         Resignation and Removal. Any of the Trustees may resign their trust (without need for prior or subsequent accounting) by an instrument in writing signed by such Trustee and delivered or mailed to the Trustees, the Principal Executive Officer or the Secretary and such resignation shall be effective upon such delivery, or at a later date according to the terms of the instrument. Any of the Trustees may be removed (provided the aggregate number of Trustees after such removal shall not be less than the minimum number required by Section 2.1 hereof) with or without cause, and only by action taken either (a) by two-thirds of the remaining Trustees, or (b) the vote or written consent of the holders of at least two-thirds of the Shares then entitled to vote in an election of such Trustee. Upon the resignation or removal of a Trustee, each such resigning or removed Trustee shall execute and deliver such documents as the remaining Trustees shall require for the purpose of conveying to the Trust or the remaining Trustees any Trust Property held in the name of such resigning or removed Trustee. Upon the incapacity or death of any Trustee, such Trustee’s legal representative shall execute and deliver on such Trustee’s behalf such documents as the remaining Trustees shall require as provided in the preceding sentence. Except to the extent expressly provided in a written agreement with the Trust, no Trustee resigning and no Trustee removed shall have any right to any compensation for any period following the effective date of his or her resignation or removal, or any right to damages on account of such removal.

2.3         Vacancies. Whenever a vacancy in the Board of Trustees shall occur, the remaining Trustees may fill such vacancy by appointing an individual having the qualifications described in this Article II by a written instrument signed by a majority of the Trustees then in office or may leave such vacancy unfilled or may reduce the number of Trustees; provided that the aggregate number of Trustees after any such reduction shall not be less than the minimum number required by Section 2.1 hereof. Any vacancy arising pursuant to the preceding sentence, and any vacancy created by an increase in the number of Trustees, may be filled by the appointment of an individual having the qualifications described in this Article II made by a written instrument signed by a majority of the Trustees then in office. No vacancy shall operate to annul this Declaration or to revoke any existing agency created pursuant to the terms of this Declaration. Whenever a vacancy in the number of Trustees shall occur, until such vacancy is filled as provided herein, the Trustees in office, regardless of their number, shall have all the powers granted to the Trustees and shall discharge all the duties imposed upon the Trustees by this Declaration. The Trustees may call a meeting of Shareholders to fill any vacancy in the Board of Trustees, and shall do so within 60 days after any date on which Trustees who were elected by the Shareholders cease to constitute a majority of the Trustees then in office.  In the event of the death, resignation, removal, or incapacity of all the then Trustees within a short period of time and without the opportunity for at least one Trustee being able to appoint additional Trustees to replace those no longer serving, the Trust’s Investment Manager(s) are empowered to appoint new Trustees subject to the provisions of Section 16(a) of the 1940 Act.

2.4         Actions by the Trustees.  A quorum for all meetings of the Trustees shall be one-third of the Trustees then in office. Unless provided otherwise in this Declaration or the By-Laws and except as required under the 1940 Act, any action of the Trustees may be taken at a meeting by vote of a majority of the Trustees present (a quorum being present).

Any committee of the Trustees, including an executive committee, if any, may act with or without a meeting. A quorum for all meetings of any such committee shall be one-third, but not less than two, of the members thereof. Unless provided otherwise in this Declaration or the By-Laws, any action of any such committee may be taken at a meeting by vote of a majority of the members present (a quorum being present).

In the absence of a quorum, a majority of the Trustees or members of a committee present may adjourn the meeting from time to time until a quorum shall be present.  Notice of an adjourned meeting need not be given.  With respect to actions of the Trustees and any committee of the Trustees, Trustees who are Interested Persons in any action to be taken may be counted for quorum purposes under this Section and shall be entitled to vote to the extent not prohibited by the 1940 Act.

All or any one or more Trustees may participate in a meeting of the Trustees or any committee thereof by means of a conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other; participation in a meeting pursuant to any such communications system shall constitute presence in person at such meeting for all purposes of the Trust, except to the extent that participation in such a meeting would not satisfy any requirement under the 1940 Act with respect to any matter that requires the in personam approval of the Trustees.

2.5         Trustee Action by Written Consent. Any action which may be taken by Trustees or members of a committee of Trustees by vote may be authorized or taken without a meeting if the Trustees, or members of a committee, as the case may be, having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all Trustees, or members of a committee, as the case may be, entitled to vote thereon were present and voted, consent to the action in writing and the written consents are filed with the records of the meetings of Trustees or such committee, except to the extent that such action would not satisfy any requirement under the 1940 Act with respect to any matter that requires the in personam approval of the Trustees. Such consent shall be treated for all purposes as a vote taken at a meeting of Trustees or such committee.

ARTICLE III

POWERS AND DUTIES OF TRUSTEES

3.1         General. Subject to the provisions of this Declaration, the business of the Trust shall be under the exclusive and absolute control of the Trustees and shall be managed by the Trustees (but with such powers of delegation as may be permitted by this Declaration, the By-Laws and the Delaware Statutory Trust Act), and the Trustees shall have all powers necessary or convenient to carry out that responsibility including the power to engage in securities transactions of all kinds on behalf of the Trust. The Trustees may perform such acts as they, in their sole discretion, determine to be proper for conducting the business of the Trust. The enumeration of any specific power herein shall not be construed as limiting the aforesaid power. Such powers of the Trustees may be exercised without order of or resort to any court.

3.2         Investments. The Trustees shall have power, subject to the Fundamental Policies in effect from time to time with respect to the Trust, and except to the extent otherwise delegated to the Investment Adviser, to:

(a)           manage, conduct, operate and carry on the business of an investment company; and

(b)           subscribe for, invest in, reinvest in, purchase or otherwise acquire, hold, pledge, sell, assign, transfer, exchange, distribute or otherwise deal in or dispose of any and all sorts of property, tangible or intangible, including but not limited to securities of any type whatsoever, whether equity or non-equity, of any issuer, evidences of indebtedness of any Person and any other rights, interests, instruments or property of any sort and to exercise any and all rights, powers and privileges of ownership or interest in respect of any and all such investments of every kind and description, including, without limitation, the right to consent and otherwise act with respect thereto, with power to designate one or more Persons to exercise any of said rights, powers and privileges in respect of any of said investments. The Trust shall not be limited to investing in obligations maturing before the possible termination of the Trust. The Trustees shall not be limited by any law limiting the investments which may be made by fiduciaries.

3.3         Legal Title. Legal title to all the Trust Property shall be vested in the Trust except that the Trustees shall have power to cause legal title to any Trust Property to be held by or in the name of one or more of the Trustees, or in the name of the Trust, or in the name of any other Person as nominee, custodian or pledgee, on such terms as the Trustees may determine with the same effect as if such Trust Property were held in the name of the Trust; provided that the interest of the Trust therein is appropriately protected.

No creditor of any Trustee shall have any right to obtain possession, or otherwise exercise legal or equitable remedies with respect to, any Trust Property with respect to any claim against, or obligation of, such Trustee in its individual capacity and not related to the Trust. The right, title and interest of the Trustees in any Trust Property held in the name of the Trustees shall vest automatically in each person who may hereafter become a Trustee upon his due election and qualification. Upon the ceasing of any person to be a Trustee for any reason, such person shall automatically cease to have any right, title or interest in any of the Trust Property held in the name of such Trustee, and the right, title and interest of such Trustee in such Trust Property shall vest automatically in the remaining Trustees. Such vesting and cessation of title shall be effective whether or not conveyancing documents have been executed and delivered.

3.4         Issuance and Repurchase of Shares. The Trustees shall have the power to issue, sell, repurchase, redeem, retire, cancel, acquire, hold, resell, reissue, dispose of, transfer, and otherwise deal in, Shares, including Shares in fractional denominations, to establish terms and conditions including any fees or expenses regarding the issuance, sale, repurchase, redemption, cancellation, retirement, acquisition, holding, resale, reissuance, disposition of or dealing in Shares, and, subject to the more detailed provisions set forth in Articles VIII and IX, to apply to any such repurchase, redemption, retirement, cancellation or acquisition of Shares, any funds or property, to the full extent now or hereafter permitted under the Delaware Statutory Trust Act.

3.5         Borrow Money or Utilize Leverage. Subject to the Fundamental Policies in effect from time to time with respect to the Trust, the Trustees shall have the power to borrow money or otherwise obtain credit or utilize leverage to the maximum extent permitted by law or regulation and to secure the same by mortgaging, pledging or otherwise subjecting as security the assets of the Trust, including the lending of portfolio securities, and to endorse, guarantee, or undertake the performance of any obligation, contract or engagement of any other Person.

3.6         Delegation; Officers. The Trustees shall have the power, consistent with their continuing exclusive authority over the management of the Trust and the Trust Property, to delegate from time to time to the Investment Adviser, to any committee of the Trustees or to officers, employees or other agents of the Trust the doing of such things and the execution of such instruments either in the name of the Trust or the names of the Trustees or otherwise as the Trustees may deem expedient, to at least the same extent as such delegation is permitted under the Delaware Statutory Trust Act and is permitted by the 1940 Act, as well as any further delegations the Trustees may determine to be desirable, expedient or necessary in order to effect the purpose hereof; provided, that such delegation of authority by the Trustees shall not cause any Trustee to cease to be a Trustee or cause the Investment Adviser or any such officer, employee or other agent to whom any authority has been delegated to be a Trustee.  The Trustees may elect a Principal Executive Officer, Secretary, Principal Accounting Officer, Chief Compliance Officer and one or more other officers or assistant officers, each having such powers and duties as are set forth in the By-Laws or as otherwise provided by resolution of the Trustees, who shall each serve at the pleasure of the Trustees or until their successors are elected.  The Trustees may authorize the Principal Executive Officer, Secretary, Principal Accounting Officer and any assistant officer may, but need not, be a Trustee.

3.7         Collection and Payment. The Trustees shall have power to collect all property due to the Trust; to pay all claims, including taxes, against the Trust Property or the Trust, the Trustees or any officer, employee or agent of the Trust; to prosecute, defend, compromise or abandon any claims relating to the Trust Property or the Trust, or the Trustees or any officer, employee or agent of the Trust; to foreclose any security interest securing any obligations owed to the Trust; and to enter into releases, agreements and other instruments. To the fullest extent permitted by applicable law, and subject to Section 12.7, the Shareholders shall have no power to vote as to whether or not a court action, legal proceeding or claim should or should not be brought or maintained derivatively or as a class action on behalf of the Trust or the Shareholders.

3.8         Expenses. The Trustees shall have power to incur and pay out of the assets or income of the Trust any expenses which in the opinion of the Trustees are necessary, proper or incidental to carry out any of the purposes of this Declaration, and the business of the Trust, and to pay reasonable compensation from the funds of the Trust to themselves as Trustees. The Trustees shall fix the compensation of all officers, employees and Trustees.

3.9         By-Laws. The Trustees shall have the exclusive authority to adopt and from time to time amend or repeal By-Laws for the conduct of the business of the Trust.  The By-Laws are expressly herein incorporated by reference as part of the “governing instrument” within the meaning of the Delaware Statutory Trust Act.

3.10       Miscellaneous Powers. The Trustees shall have the power to: (a) employ or contract with such Persons as the Trustees may deem desirable for the transaction of the business of the Trust; (b) remove officers of the Trust; (c) enter into joint ventures, partnerships and any other combinations or associations; (d) purchase, and pay for out of Trust Property, insurance policies insuring the Shareholders, Trustees, officers, employees, agents, investment advisers, distributors, selected dealers or independent contractors of the Trust against all claims arising by reason of holding any such position or by reason of any action taken or omitted by any such Person in such capacity, whether or not constituting negligence, or whether or not the Trust would have the power to indemnify such Person against such liability; (e) establish pension, profit-sharing, share purchase, and other retirement, incentive and benefit plans for any Trustees, officers, employees and agents of the Trust; (f) make donations, irrespective of benefit to the Trust, for charitable, religious, educational, scientific, civic or similar purposes; (g) to the extent permitted by law, indemnify any Person with whom the Trust has dealings, including without limitation any adviser, administrator, manager, transfer agent, custodian, distributor or selling agent, or any other Person as the Trustees may see fit to such extent as the Trustees shall determine; (h) guarantee indebtedness or contractual obligations of others and to secure the same by mortgaging, pledging or otherwise subjecting as security the assets of the Trust, including the lending of portfolio securities; (i) determine and change the fiscal year of the Trust and the method in which its accounts shall be kept; and (j) adopt a seal for the Trust, but the absence of such seal shall not impair the validity of any instrument executed on behalf of the Trust. Additionally, the Trustees who are not Interested Persons of the Trust may hire employees and retain experts and advisers, including independent legal counsel, at the expense of the Trust, to the extent such Trustees deem necessary to carry out their duties as Trustees.

3.11       Further Powers. The Trustees shall have the power to conduct the business of the Trust and carry on its operations and maintain offices both within and without the State of Delaware, in any and all states of the United States of America, in the District of Columbia, and in any and all commonwealths, territories, dependencies, colonies, possessions, agencies or instrumentalities of the United States of America and of foreign governments, and to do all such other things and execute all such instruments as they deem necessary, proper or desirable in order to promote the interests of the Trust although such things are not herein specifically mentioned. Any determination as to what is in the interests of the Trust made by the Trustees in good faith shall be conclusive. In construing the provisions of this Declaration, the presumption shall be in favor of a grant of power to the Trustees. The Trustees will not be required to obtain any court order to deal with the Trust Property.

3.12       Litigation. The Trustees shall have the power to engage in and to prosecute, defend, settle, compromise, abandon, or adjust, by arbitration or otherwise, any actions, suits, proceedings, disputes, claims, and demands relating to the Trust or the Trust Property, and, out of the Trust Property, to pay or to satisfy any debts, claims or expenses incurred in connection therewith, including those of litigation, and such power shall include without limitation the power of the Trustees or any appropriate committee thereof, in the exercise of their or its good faith business judgment, to consent to dismiss any action, suit, proceeding, dispute, claim or demand, brought by any Person, including, to the extent permitted by applicable law, a Shareholder in such Shareholder’s own name or in the name of the Trust, whether or not the Trust, or any of the Trustees may be named individually therein or the subject matter arises by reason of business for or on behalf of the Trust.

3.13       Tax Matters. The Trustees shall have the exclusive power, authority and responsibility with respect to the Trust regarding (i) preparation and filing of tax returns; (ii) providing reports to the Shareholders regarding tax information necessary to the filing of their respective tax returns; (iii) making any and all available elections with respect to the tax treatment of the Trust and its investments; (iv) representing the Trust before the Internal Revenue Service and/or any state taxing authority; (v) exercising such responsibility as may be imposed by law with respect to withholding from a Shareholder’s share of income or distributions; (vi) providing to the accountants of the Trust such instructions regarding allocations of realized income, gains and losses as may be necessary or appropriate to assure compliance by the Trust with applicable provisions of the Code and Treasury Regulations; and (vii) any and all other tax matters.

ARTICLE IV

ADVISORY, MANAGEMENT AND DISTRIBUTION ARRANGEMENTS

4.1         Advisory and Management Arrangements. Subject to the requirements of applicable law as in effect from time to time, the Trustees may in their sole discretion from time to time enter into advisory, administration or management contracts (including, in each case, one or more sub-advisory, sub-administration or sub-management contracts) whereby the other party to any such contract shall undertake to furnish the Trustees such advisory, administrative and management services, with respect to the Trust as the Trustees shall from time to time consider desirable and all upon such terms and conditions as the Trustees may in their sole discretion determine. Notwithstanding any provisions of this Declaration, the Trustees may, to the extent permitted by the 1940 Act, authorize any adviser, administrator or manager (subject to such general or specific instructions as the Trustees may from time to time adopt) to effect investment transactions with respect to Trust Property on behalf of the Trustees to the full extent of the power of the Trustees to effect such transactions or may authorize any officer, employee or Trustee to effect such transactions pursuant to recommendations of any such adviser, administrator or manager (and all without further action by the Trustees). Any such investment transaction shall be deemed to have been authorized by all of the Trustees.

4.2         Distribution Arrangements. Subject to compliance with the 1940 Act, the Trustees may retain distributors and/or selling agents to sell Shares. The Trustees may in their sole discretion from time to time enter into one or more contracts, providing for the sale of the Shares, whereby the Trust may either agree to sell such Shares to the other party to the contract or appoint such other party its distributor or selling agent for such Shares. In either case, the contract shall be on such terms and conditions as the Trustees may in their sole discretion determine not inconsistent with the provisions of this Article IV, the By-Laws or the 1940 Act; and such contract may also provide for the repurchase or sale of Shares by such other party as principal or as agent of the Trust and may provide that such other party may enter into selling and servicing (and similar) agreements with registered securities dealers and brokers to further the purposes of the distribution or repurchase of the Shares of the Trust.

4.3         Parties to Contract. Any contract of the character described in Sections 4.1 and 4.2 of this Article IV or in Article VII hereof may be entered into with any Person, although one or more of the Trustees, officers or employees of the Trust may be an officer, director, trustee, shareholder, or member of such other party to the contract, and no such contract shall be invalidated or rendered voidable by reason of the existence of any such relationship, nor shall any Person holding such relationship be liable merely by reason of such relationship for any loss or expense to the Trust under or by reason of said contract or accountable for any profit realized directly or indirectly therefrom; provided that the contract when entered into was reasonable and fair and not inconsistent with the provisions of this Article IV, the By-Laws or the 1940 Act. The same Person may be the other party to contracts entered into pursuant to Sections 4.1 and 4.2 above or Article VII, and any individual may be financially interested or otherwise affiliated with Persons who are parties to any or all of the contracts mentioned in this Section 4.3.

ARTICLE V

LIMITATIONS OF LIABILITY AND INDEMNIFICATION

5.1         No Personal Liability of Shareholders. The Shareholders shall be entitled to the protection against personal liability for the obligations of the Trust under Section 3803(a) of the Delaware Statutory Trust Act.  Neither the Trust nor the Trustees, nor any officer, employee or agent of the Trust shall have any power to bind personally any Shareholder, nor, except as specifically provided herein, to call upon any Shareholder for the payment of any sum of money or assessment whatsoever other than such as the Shareholder may at any time personally agree to pay.

5.2         No Personal Liability of Trustees. The Trustees shall be entitled to the protection against personal liability for the obligations of the Trust under Section 3803(b) of the Delaware Statutory Trust Act. No Trustee shall be liable to the Trust, its Shareholders, or to any Trustee, officer, employee, or agent thereof for any action or failure to act (including, without limitation, the failure to compel in any way any former or acting Trustee to redress any breach of trust) except for his own bad faith, willful misfeasance, gross negligence or reckless disregard of his duties. The Trustees shall not be responsible or liable in any event for any neglect or wrongdoing of any officer, agent, employee, Manager, adviser (including the Investment Adviser), sub-adviser or principal underwriter of the Trust. Any repeal or modification of this Section 5.2 shall not adversely affect any right or protection of a Trustee or officer of the Trust existing at the time of such repeal or modification with respect to acts or omissions occurring prior to such repeal or modification.

5.3         Officers, Employees or Agents of the Trust. The officers, employees and agents of the Trust shall be entitled to the protection against personal liability for the obligations of the Trust under Section 3803(c) of the Delaware Statutory Trust Act. No officer, employee or agent of the Trust shall be liable to the Trust, its Shareholders, or to any Trustee, officer, employee, or agent thereof for any action or failure to act (including, without limitation, the failure to compel in any way any former or acting Trustee to redress any breach of trust) except for his own bad faith, willful misfeasance, gross negligence or reckless disregard of his duties.

5.4         Fiduciary Duty.

(a)           To the extent that, at law or in equity, a Trustee has duties (including fiduciary duties) and liabilities relating thereto to the Trust, the Shareholders or to any other Person, a Trustee acting under this Declaration shall not be liable to the Trust, the Shareholders or to any other Person for its good faith reliance on the provisions of this Declaration. The provisions of this Declaration, to the extent that they restrict or eliminate the duties(including fiduciary duties) and liabilities of the Trustees otherwise existing at law or in equity are agreed by the parties hereto to replace such other duties and liabilities of such Trustees.

(b)           Unless otherwise expressly provided herein:

(i)           whenever a conflict of interest exists or arises between any Trustee or any of its affiliates, on the one hand, and the Trust or any Shareholder or any other Person, on the other hand; or

(ii)           whenever this Declaration or any other agreement contemplated herein or therein provides that the Trustees shall act in a manner that is, or provides terms that are, fair and reasonable to the Trust, any Shareholders or any other Person, the Trustees shall resolve such conflict of interest, take such action or provide such terms, considering in each case the relative interest of each party (including its own interest) to such conflict, agreement, transaction or situation and the benefits and burdens relating to such interests, any customary or accepted industry practices, and any applicable generally accepted accounting practices or principles. In the absence of bad faith by the Trustees, the resolution, action or terms so made, taken or provided by the Trustees shall not constitute a breach of this Declaration or any other agreement contemplated herein or of any duty or obligation of the Trustees at law or in equity or otherwise.

(c)           Notwithstanding any other provision of this Declaration or otherwise applicable law, whenever in this Declaration the Trustees are permitted or required to make a decision (i) in their “discretion” or “sole discretion” or under a grant of similar authority, the Trustees shall be entitled to consider such interests and factors as they desire, including their own interests, and, to the fullest extent permitted by applicable law, shall have no duty or obligation to give any consideration to any interest of or factors affecting the Trust, the Shareholders or any other Person; or (ii) in “good faith” or under another express standard, the Trustees shall act under such express standard and shall not be subject to any other or different standard.

(d)           Any Trustee and any Affiliate of any Trustee may engage in or possess an interest in other profit-seeking or business ventures of any nature or description, independently or with others, whether or not such ventures are competitive with the Trust and the doctrine of corporate opportunity, or any analogous doctrine, shall not apply to any Trustee. No Trustee who acquires knowledge of a potential transaction, agreement, arrangement or other matter that may be an opportunity for the Trust shall have any duty to communicate or offer such opportunity to the Trust, and such Trustee shall not be liable to the Trust or to the Shareholders for breach of any fiduciary or other duty by reason of the fact that such Trustee pursues or acquires for, or directs such opportunity to another Person or does not communicate such opportunity or information to the Trust. Neither the Trust nor any Shareholders shall have any rights or obligations by virtue of this Declaration or the trust relationship created hereby in or to such independent ventures or the income or profits or losses derived therefrom, and the pursuit of such ventures, even if competitive with the activities of the Trust, shall not be deemed wrongful or improper. Any Trustee may engage or be interested in any financial or other transaction with the Trust, the Shareholders or any affiliate of the Trust or the Shareholders.

5.5         Mandatory Indemnification.

(a)           The Trust hereby agrees to indemnify each person who at any time serves as a Trustee or officer of the Trust (each such person being an “Indemnitee”) against any liabilities and expenses, including amounts paid in satisfaction of judgments, in compromise or as fines and penalties, and reasonable counsel fees reasonably incurred by such Indemnitee in connection with the defense or disposition of any action, suit or other proceeding, whether civil or criminal, before any court or administrative or investigative body in which he may be or may have been involved as a party or otherwise or with which he may be or may have been threatened, while acting in any capacity set forth in this Article V by reason of his having acted in any such capacity; provided, however, that no Indemnitee shall be indemnified hereunder (i) with respect to any matter as to which it has been determined by a final decision on the merits by a court or other body of competent jurisdiction that he has not acted in good faith or in the reasonable belief that his action was in the best interest of the Trust or, in the case of any criminal proceeding, as to which it has been determined by a final decision on the merits by a court or other body of competent jurisdiction that he had reasonable cause to believe that the conduct was unlawful, or (ii) against any liability to any person or any expense of such Indemnitee that has been determined by a final decision on the merits by a court or other body of competent jurisdiction to have arisen by reason of such Indemnitee’s (A) willful misfeasance, (B) bad faith, (C) gross negligence, or (D) reckless disregard of the duties involved in the conduct of his position (the conduct referred to in such clauses (i) and (ii) being sometimes referred to herein as “Disabling Conduct”). Notwithstanding the foregoing, with respect to any action, suit or other proceeding voluntarily prosecuted by any Indemnitee as plaintiff, indemnification shall be mandatory only if the prosecution of such action, suit or other proceeding by such Indemnitee (1) was authorized by a majority of the Trustees or (2) was instituted by the Indemnitee to enforce his or her rights to indemnification hereunder in a case in which the Indemnitee is found to be entitled to such indemnification. The rights to indemnification set forth in this Declaration shall continue as to a person who has ceased to be a Trustee or officer of the Trust and shall inure to the benefit of his or her heirs, executors and personal and legal representatives. No amendment or restatement of this Declaration or repeal of any of its provisions shall limit or eliminate any of the benefits provided to any person who at any time is or was a Trustee or officer of the Trust or otherwise entitled to indemnification hereunder in respect of any act or omission that occurred prior to such amendment, restatement or repeal. In any event, an Indemnitee shall be afforded a rebuttable presumption that such Indemnitee has not engaged in Disabling Conduct.

(b)           The Trust shall make advance payments in connection with the expenses of defending any action with respect to which indemnification might be sought hereunder if the Trust receives a written affirmation by the Indemnitee of the Indemnitee’s good faith belief that the standards of conduct necessary for indemnification have been met and a written undertaking to reimburse the Trust if it is subsequently determined under Section 5.5(a) above that such Indemnitee is not entitled to indemnification. In addition, at least one of the following conditions must be met: (i) the Indemnitee shall provide adequate security for his undertaking, (ii) the Trust shall be insured against losses arising by reason of any lawful advances, or (iii) a majority of a quorum of those Trustees who are neither Interested Persons of the Trust nor parties to the proceeding, or if a majority vote of such quorum so direct, independent legal counsel in a written opinion, shall conclude, based on a review of readily available facts (as opposed to a full trial-type inquiry), that there is substantial reason to believe that the Indemnitee ultimately will be found entitled to indemnification.  The advancement of any expenses pursuant to this Section 5.5(c) shall under no circumstances be considered a “loan” under the Sarbanes-Oxley Act of 2002, as amended from time to time, or for any other reason.

(c)           The rights accruing to any Indemnitee under these provisions shall not exclude any other right which any Person may have or hereafter acquire under this Declaration, the By-Laws of the Trust, any statute, agreement, vote of Shareholders or Persons that are not Interested Persons or any other right to which he or she may be lawfully entitled.

(d)           Subject to any limitations provided by the 1940 Act and this Declaration, the Trust shall have the power and authority to indemnify and provide for the advance payment of expenses to employees, agents and other Persons providing services to the Trust or serving in any capacity at the request of the Trust to the full extent statutory trusts established pursuant to the Delaware Statutory Trust Act may indemnify or provide for the advance payment of expenses for such Persons; provided that such indemnification has been approved by a majority of the Trustees.

5.6         No Bond Required of Trustees. No Trustee shall, as such, be obligated to give any bond or other security for the performance of any of his duties hereunder.

5.7         No Duty of Investigation; Notice in Trust Instruments, etc. No purchaser, lender, transfer agent or other Person dealing with the Trustees or with any officer, employee or agent of the Trust shall be bound to make any inquiry concerning the validity of any transaction purporting to be made by the Trustees or by said officer, employee or agent or be liable for the application of money or property paid, loaned, or delivered to or on the order of the Trustees or of said officer, employee or agent. Every obligation, contract, undertaking, instrument, certificate, Share, other security of the Trust, and every other act or thing whatsoever executed in connection with the Trust shall be conclusively taken to have been executed or done by the executors thereof only in their capacity as Trustees under this Declaration or in their capacity as officers, employees or agents of the Trust. At the discretion of the Person executing any written obligation, contract, undertaking, instrument, certificate or Share or other security of the Trust, such written obligation, contract, undertaking, instrument, certificate, Share, other security of the Trust made or issued by the Trustees or by any officers, employees or agents of the Trust in their capacity as such, may contain an appropriate recital to the effect that the Shareholders, Trustees, officers, employees or agents of the Trust shall not personally be bound by or liable thereunder, nor shall resort be had to their private property for the satisfaction of any obligation or claim thereunder, and appropriate references may be made therein to this Declaration, and may contain any further recital which they may deem appropriate, but the omission of such recital shall not operate to impose personal liability on any of the Trustees, Shareholders, officers, employees or agents of the Trust. The Trustees may maintain insurance, including a fidelity bond, for the protection of the Trust Property, its Shareholders, Trustees, officers, employees and agents in such amount as the Trustees shall deem adequate to cover possible tort liability, and such other insurance as the Trustees in their sole judgment shall deem advisable or is required by the 1940 Act.

5.8         Reliance on Experts, etc. Each Trustee and officer or employee of the Trust shall, in the performance of its duties, be fully and completely justified and protected with regard to any act or any failure to act resulting from reliance in good faith upon the books of account or other records of the Trust, upon an opinion of counsel, or upon reports made to the Trust by any of the Trust’s officers or employees or by any advisor, administrator, manager, distributor, selected dealer, accountant, appraiser or other expert or consultant, regardless of whether such counsel or expert may also be a Trustee, as to matters such Trustee, officer or employee reasonably believes to be within such Person’s professional or expert competence.

5.9         Indemnification of Shareholders. If any Shareholder or former Shareholder shall be held personally liable solely by reason of its being or having been a Shareholder and not because of its acts or omissions or for some other reason, the Shareholder or former Shareholder (or its heirs, executors, administrators or other legal representatives or in the case of any entity, its general successor) shall be entitled out of the assets belonging to the Trust to be held harmless from and indemnified to the maximum extent permitted by law against all loss and expense arising from such liability. The Trust shall, upon request by such Shareholder, assume the defense of any claim made against such Shareholder for any act or obligation of the Trust and satisfy any judgment thereon from the assets of the Trust.

5.10       Conflict with the 1940 Act. The provisions of this Article V shall be applicable only to the extent that they are not inconsistent with the provisions of the 1940 Act. Nothing contained in this Article V shall protect any Trustee or officer of the Trust from any liability to the Trust or its Shareholders to which such Trustee would otherwise be subject by reason of the 1940 Act.

ARTICLE VI

SHARES OF BENEFICIAL INTEREST

6.1         Beneficial Interest. The interest of the Shareholders hereunder shall be divided into an unlimited number of Shares, without par value. All Shares issued in accordance with the terms hereof, including, without limitation, Shares issued in connection with a dividend in Shares or a split of Shares, shall be fully paid and nonassessable when the consideration determined by the Trustees (if any) therefor shall have been received by the Trust.

6.2         Other Securities. The Trustees may authorize and issue such other securities as they determine to be necessary, desirable or appropriate, including preferred interests, debt securities or other senior securities subject to the Fundamental Policies and the requirements of the 1940 Act. To the extent that the Trustees authorize and issue other securities, they are hereby authorized and empowered to amend or supplement this Declaration as is necessary or appropriate to comply with the requirements of the 1940 Act relating to such securities or as required to issue such securities, all without the approval of Shareholders. The Trustees are also authorized to take such actions and retain such Persons as they see fit to offer and sell such securities.

6.3         Rights of Shareholders. The Shares shall be personal property giving only the rights in the Trust as specifically set forth in this Declaration. The ownership of the Trust Property of every description is vested exclusively in the Trust or in the Trustees on behalf of the Trust, as applicable, and the right to conduct any business herein before described are vested exclusively in the Trustees, and the Shareholders shall have no interest therein other than the beneficial interest conferred by their Shares, and they shall have no right to call for any partition or division of any property, profits, rights or interests of the Trust nor can they be called upon to share or assume any losses of the Trust or suffer an assessment of any kind by virtue of their ownership of Shares. Shares shall not entitle the holder thereof to preference, preemptive, appraisal, conversion or exchange rights (except as specified in Section 13.4 or as specified by the Trustees when creating the Shares).

6.4         Trust Only. It is the intention of the Trustees and the Shareholders to create only a statutory trust pursuant to the Delaware Statutory Trust Act.  It is not the intention of the Trustees to create a general partnership, limited partnership, limited liability company, joint stock association, corporation, bailment or any form of legal relationship other than a Delaware statutory trust.  Nothing in this Declaration shall be construed to make the Shareholders, either by themselves or with the Trustees, partners or members of a joint stock association.  Notwithstanding the foregoing provisions of this Section 6.4, it is the intention of the Trustees and the Shareholders that the Trust be taxed as a “partnership” for U.S. federal and, where applicable, state, local and foreign income tax purposes.

6.5         Issuance of Shares. The Trustees, in their sole discretion, may from time to time without vote of the Shareholders issue an unlimited number of Shares in addition to the then issued and outstanding Shares to such party or parties and for such amount and type of consideration, including cash or property, at such time or times, and on such terms as the Trustees may determine, and may in such manner acquire other assets (including the acquisition of assets subject to, and in connection with the assumption of, liabilities) and businesses. The Trustees may from time to time divide or combine the Shares into a greater or lesser number without thereby changing the proportionate beneficial interest in such Shares or take such action with respect to the Shares as the Trustees deem desirable. Issuances and redemptions of Shares may be made in whole Shares and/or, as the Trustees may determine, in such fractions thereof.

6.6         Register of Shares. A register shall be kept at the offices of the Trust or any transfer agent duly appointed by the Trustees under the direction of the Trustees which shall contain the names and addresses of the Shareholders and the number of Shares held by them respectively and a record of all transfers thereof. No Shareholder shall be entitled to receive payment of any dividend or distribution, nor to have notice given to him as herein provided, until he has given his address to a transfer agent or such other officer or agent of the Trustees as shall keep the register for entry thereon. It is not contemplated that certificates will be issued for the Shares; provided, however, that the Trustees, in their sole discretion, may authorize the issuance of share certificates and promulgate appropriate fees therefore and rules and regulations as to their use.

6.7         Transfer Agent and Registrar. The Trustees shall have power to employ a transfer agent or transfer agents, and a registrar or registrars, with respect to the Shares. The transfer agent or transfer agents may keep the applicable register and record therein the original issues and transfers, if any, of the said Shares. Any such transfer agents and/or registrars shall perform the duties usually performed by transfer agents and registrars of certificates of stock in a corporation, as modified by the Trustees.

6.8         Notices. Any and all notices to which any Shareholder hereunder may be entitled and any and all communications shall be deemed duly served or given if mailed, postage prepaid, addressed to any Shareholder of record at his last known address as recorded on the applicable register of the Trust.

ARTICLE VII

CUSTODIANS

7.1         Appointment and Duties. The Trustees shall at all times employ a custodian or custodians, meeting the qualifications for custodians for portfolio securities of investment companies contained in the 1940 Act, as custodian with respect to the assets of the Trust. Any custodian shall have authority as agent of the Trust with respect to which it is acting as determined by the custodian agreement or agreements, but subject to such restrictions, limitations and other requirements, if any, as may be contained in the By-Laws of the Trust and the 1940 Act:

(a)           to hold the securities owned by the Trust and deliver the same upon written order;

(b)           to receive any receipt for any moneys due to the Trust and deposit the same in its own banking department (if a bank) or elsewhere as the Trustees may direct;

(c)           to disburse such funds upon orders or vouchers;

(d)           if authorized by the Trustees, to keep the books and accounts of the Trust and furnish clerical and accounting services; and

(e)           if authorized to do so by the Trustees, to compute the net income or net asset value of the Trust;

all upon such basis of compensation as may be agreed upon between the Trustees on behalf of the Trust and the custodian.

The Trustees may also authorize each custodian to employ one or more sub-custodians from time to time to perform such of the acts and services of the custodian and upon such terms and conditions, as may be agreed upon between the custodian and such sub-custodian and approved by the Trustees; provided that in every case such sub-custodian shall meet the qualifications for custodians contained in the 1940 Act.

7.2         Central Certificate System. Subject to such rules, regulations and orders as the Commission may adopt, the Trustees may direct the custodian to deposit all or any part of the securities owned by the Trust in a system for the central handling of securities established by a national securities exchange or a national securities association registered with the Commission under the Exchange Act or such other Person as may be permitted by the Commission, or otherwise in accordance with the 1940 Act, pursuant to which system all securities of any particular class of any issuer deposited within the system are treated as fungible and may be transferred or pledged by bookkeeping entry without physical delivery of such securities; provided that all such deposits shall be subject to withdrawal only upon the order of the Trust.

ARTICLE VIII

TRANSFERS; REDEMPTIONS; REPURCHASES, ETC.

8.1         Transfer of Shares.

(a)           Any Shares held by a Shareholder may be transferred only with the prior written consent of the Trustees (which may be withheld in the Trustees’ sole discretion); provided that no such transfer shall be made unless such transfer would not cause the Trust to be treated as a “publicly traded partnership” within the meaning of Section 7704 of the Code and the Treasury Regulations promulgated thereunder and no such transfer shall be made to any Person who does not meet the standard as an “accredited investor” within the meaning of Regulation D of the Securities Act of 1933, as amended.  Prior to consenting to any transfer, the Trustees shall have received a duly executed instrument of transfer executed by the transferring Shareholder and the transferee, an investor certification form and such other documents or instruments matters as may be required by the Trustees, each in form and substance satisfactory to the Trustees in their sole discretion.  Each transfer shall be recorded on the books of the Trust and until a transfer is so recorded, the Shareholder of record of Shares shall be deemed to be the Shareholder with respect to such Shares for all purposes hereunder and neither the Trustees nor the Trust, nor any transfer or similar agent or registrar or any officer, employee or agent of the Trust, shall be affected by any notice of a proposed transfer.  Each Shareholder and transferee agrees to pay all expenses, including attorneys’ and accountants’ fees, incurred by the Trust in connection with any transfer. In connection with any request to transfer Shares, the Trust may require the Shareholder requesting the transfer to obtain, at the Shareholder’s expense, an opinion of counsel selected by the Trustees as to such matters as the Trustees may reasonably request.

(b)           Any transfer of Shares that, if effective, would not comply with this Section 8.1 shall be null and void ab initio, and the purported transferee shall acquire no rights in such Shares. If the Trustees shall at any time determine in good faith that a transfer has taken place that results in a violation of this Section 8.1 or that a Person intends to acquire or has attempted to acquire any Shares in violation of this Section 8.1 (whether or not such violation is intended), the Trustees shall take such action as they deem advisable to refuse to give effect to or to prevent such transfer, including without limitation refusing to give effect to such transfer on the books of the Trust or instituting proceedings to enjoin such transfer or other event, provided that, notwithstanding the foregoing, the Trustees shall have the right, but not the obligation, to cause the Trust to repurchase such Shares from such purported transferee in accordance with Article VIII hereof.

(c)           Each Shareholder shall indemnify and hold harmless the Trust, the Trustees, any affiliate of the Trust and each of the other Shareholders against all losses, claims, damages, liabilities, costs and expenses (including legal or other expenses incurred in investigating or defending against any losses, claims, damages, liabilities, costs and expenses or any judgments, fines and amounts paid in settlement), joint or several, to which these Persons may become subject by reason of or arising from (1) any transfer made by the Shareholder in violation of this Section 8.1 and (2) any misrepresentation by the transferring Shareholder or substituted Shareholder in connection with the transfer.

8.2         Repurchases and Tender Offers.

(a)           Except as otherwise provided in this Declaration, no Shareholder or other Person holding Shares will have the right to withdraw or tender Shares to the Trust for repurchase.  The Trustees may, from time to time, in their sole discretion and on terms and conditions as they may determine, cause the Trust to repurchase Shares in accordance with written tenders.  The Trust will not, however, offer to repurchase Shares on more than four occasions during any one taxable year of the Trust unless it has received an opinion of legal counsel to the effect that more frequent offers would not cause the Trust to be treated as a “publicly traded partnership” within the meaning of Section 7704 of the Code and the Treasury Regulations promulgated thereunder or cause any other adverse tax consequences to the Trust or the Shareholders.  In determining whether to cause the Trust to repurchase Shares, pursuant to written tenders, the Trustees will consider the following factors, among others:

(i)          whether any Shareholders have requested to tender Shares;

(ii)         the liquidity of the Trust’s assets (including fees and costs associated with withdrawing from Investment Vehicles (as defined in the Prospectus);

(iii)        the investment plans and working capital and reserve requirements, if any, of the Trust;

(iv)        the relative economies of scale with respect to the size of the Trust;

(v)         the history of the Trust in repurchasing Shares;

(vi)        the availability of information as to the value of the Trust’s interests in the Investment Vehicles;

(vii)       existing conditions of the securities markets and the economy generally, as well as political, national or international developments or current affairs;

(viii)      the anticipated tax consequences to the Trust of any proposed repurchases of Shares; and

(ix)         the recommendations of the Trustees.

(b)           The Trustees will cause the Trust to repurchase Shares in accordance with written tenders only on terms fair to the Trust and to all Shareholders.   If the Trustees elect to conduct a tender offer to repurchase Shares, the Trust will send each Shareholder an offer to repurchase that explains the terms and conditions of the tender offer.  This offer to repurchase will be sent to Shareholders at least 20 Business Days prior to the date on which the Shareholder must notify the Trust that the Shareholder has elected to tender Shares to the Trust (the “Notice Date”).   A Shareholder choosing to tender Shares for repurchase must do so prior to the Notice Date, which generally will be between 95 to 65 calendar days prior to the Valuation Date, which is generally expected to be the last Business Day of March, June, September or December, or such other dates as the Trustees may determine in their sole discretion (the “Valuation Date”).  Any Shareholder choosing to tender Shares by such Notice Date may revoke such tender up to the Notice Date.  No Shareholder may revoke any such tender after such Notice Date.  Repurchases of Shares pursuant to tender offers will be effective after receipt and acceptance by the Trust of all eligible written tenders of Shares from Shareholders.  If in the aggregate Shareholders tender more than the number of Shares which the Trust has offered to repurchase, the Trust will repurchase duly tendered Shares from participating Shareholders on a pro rata basis.

(c)           All repurchases of Shares will be subject to any and all conditions as the Trustees may impose in their sole discretion.  The Trust will require that each tendering Shareholder tender a minimum of $50,000 worth of Shares or such lesser amount as the Trustees shall approve in their sole discretion. A Shareholder tendering only a portion of its Shares for repurchase will be required to continue to hold Shares with a value, after giving effect to the repurchase, at least equal to the applicable minimum investment in the Trust.  If a Shareholder tenders an amount that would cause the value of its Shares to fall below the applicable minimum investment in the Trust, the Trust reserves the right to reduce the number of Shares to be repurchased from such Shareholder so the value of the Shareholder’s Shares is above the minimum or to repurchase all of the Shareholder’s Shares.  If all of a Shareholder’s Shares are repurchased, that Shareholder will cease to be a Shareholder.

(d)           Repurchases of Shares by the Trust pursuant to Section 8.2(a) will be payable after the Valuation Date of such offer, as follows:

(i)           Promptly after the Notice Date, the Trust will issue to each Shareholder whose Shares have been accepted for repurchase pursuant to the tender offer a repurchase instrument (the “Repurchase Instrument”) entitling the Shareholder to be paid an amount equal to the value, determined as of the Valuation Date (the “Payment Amount”), of the repurchased Shares.

(ii)           The Repurchase Instrument will be non-interest bearing, non-transferable and non-negotiable. A Shareholder who receives a Repurchase Instrument (the “Payee”) shall retain all rights, with respect to tendered Shares, to inspect the books and records of the Trust and to receive financial and other reports relating to the Trust until the payment date.  Except as otherwise provided in the Repurchase Instrument, such Payee shall not be a Shareholder of the Trust and shall have no other rights (including, without limitation, any voting rights) under this Declaration.  Repurchased Shares will be valued as of the Valuation Date.  For purposes of calculating the value of the repurchased Shares, the amount payable to the Payee will take into account and include all Trust income, gains, losses, deductions and expenses that the Payee would have been allocated for tax and book purposes had the Payee remained the owner of the repurchased Trust until the Valuation Date.  If the Trust is liquidated or dissolved prior to the original Valuation Date, the Valuation Date shall become the date on which the Trust is liquidated or dissolved and the value of the repurchased Shares will be calculated in accordance with the foregoing sentence.

(iii)           The initial payment in respect of the Repurchase Instrument (the “Initial Payment”) will be in an amount equal to at least 95% of the Payment Amount and will be made within 90 days after the Valuation Date.  The Initial Payment may be prepaid, without premium, penalty or notice, at any time on or after the Valuation Date.  The second and final payment in respect of the Repurchase Instrument (the “Final Payment”) shall be in an amount equal to the excess, if any, of (i) the Payment Amount based upon the results of the annual audit of the financial statements of the Trust for the Fiscal Year in which the Valuation Date of such repurchase occurred, over (ii) the Initial Payment.  It is anticipated that the annual audit of the financial statements of the Trust will be completed within 60 days after the end of each Fiscal Year of the Trust and that the Final Payment will be made as promptly as practicable after the completion of such audit.

(iv)           Although the amounts required to be paid by the Trust under the Repurchase Instrument will generally be paid in cash, the Trust may under certain limited circumstances and subject to applicable regulatory requirements pay all or a portion of the amounts due by an in-kind distribution of securities.  Securities used to satisfy an in-kind distribution will be valued in accordance with the Trust’s valuation procedures and will be distributed to all tendering Shareholders on a proportionate basis.  If payments are made in kind to a tendering Shareholder, such Shareholder may incur tax liability and brokerage costs in converting such securities to cash.

8.3         Involuntary Repurchases.

(a)           The Trustees may cause the Trust to repurchase Shares of a Shareholder (a “Mandatory Tender”), without consent or other action by the Shareholder or other Person, if the Trustees in their sole discretion determine that:

(i)           the Shares have been transferred in violation of Section 8.1 of this Declaration, or the Shares have vested in any Person other than by operation of law as the result of the death, merger, consolidation, dissolution, bankruptcy, insolvency or adjudicated incompetence of the Shareholder;

(ii)           ownership of the Shares by a Shareholder is likely to cause the Trust to be in violation of, or require registration of any Shares under, or subject the Trust to additional registration or regulation under, the securities, commodities or other laws of the United States or any other relevant jurisdiction;

(iii)           continued ownership of the Shares may be harmful or injurious to the business or reputation of the Trust, the Trustees or the Manager or any of their affiliated Persons, or may subject the Trust or any of the Shareholders to an undue risk of adverse tax or other fiscal or regulatory consequences;

(iv)           any of the representations and warranties made by a Shareholder or other Person in connection with the acquisition of the Shares was not true when made or has ceased to be true;

(v)           with respect to a Shareholder subject to special regulatory or compliance requirements, such as those imposed by the Employee Retirement Income Security Act of 1974, as amended, the Bank Holding Company Act or certain Federal Communication Commission regulations (collectively, “Special Laws or Regulations”), such Shareholder or the Trust will likely be subject to additional regulatory or compliance requirements under these Special Laws or Regulations by virtue of such Shareholder continuing to hold Shares; or

(vi)           it would be in the best interests of the Trust, as determined by the Trustees in their sole discretion, for the Trust to repurchase the Shares, including, without limitation, if the Shareholder has failed to supply any of the information required by the Trustees pursuant to Section 8.4 or 9.2(e).

(b)           In the event that the Trustees determine that the Trust should, without the consent of a Shareholder, require a Shareholder to tender its Shares for repurchase by the Trust, such Mandatory Tenders will be subject to the following mandatory tender procedures unless otherwise determined by the Trustees from time to time:

(i)           Shares subject to a Mandatory Tender will be valued in accordance with the Trust’s valuation procedures as of the last business day of the quarter in which the Trust intends to repurchase the Shares pursuant to the Mandatory Tender or such other date as may be determined by the Trustees (the “Mandatory Tender Valuation Date”).

(ii)           Promptly after the Trustees determine that the Trust should require a Shareholder to tender its Shares for repurchase pursuant to the authority granted in this Section 8.3, the Trust will give to the Shareholder whose Shares are subject to the Mandatory Tender (a “Mandatory Tender Shareholder”) notice of the Mandatory Tender and the expected Mandatory Tender Valuation Date for such Shares.

(iii)           Promptly after the Mandatory Tender Valuation Date, the Trust will issue to the Mandatory Tender Shareholder a repurchase instrument (the “Mandatory Tender Repurchase Instrument”) entitling the Mandatory Tender Shareholder to be paid an amount equal to the value, determined as of the Mandatory Tender Valuation Date (the “Mandatory Tender Payment Amount”), of the repurchased Shares.

(iv)           The Mandatory Tender Repurchase Instrument will be non-interest bearing, nontransferable and non-negotiable.  Upon receipt of a Mandatory Tender Repurchase Instrument, the Mandatory Tender Shareholder shall retain all rights, with respect to tendered Shares, to inspect the books and records of the Trust and to receive financial and other reports relating to the Trust until the payment date.  Except as otherwise provided in the Mandatory Tender Repurchase Instrument, such Mandatory Tender Repurchase Instrument Payee shall not be a Shareholder of the Trust and shall have no other rights (including, without limitation, any voting rights) under this Declaration.  For purposes of calculating the value of the repurchased Shares, the amount payable to the Mandatory Tender Shareholder will take into account and include all Trust income, gains, losses, deductions and expenses that the Mandatory Tender Shareholder would have been allocated for tax and book purposes had the Mandatory Tender Shareholder remained the owner of the repurchased Shares until the Mandatory Tender Valuation Date.  If the Trust is liquidated or dissolved prior to the original Mandatory Tender Valuation Date, the Mandatory Tender Valuation Date shall become the date on which the Trust is liquidated or dissolved and the value of the repurchased Shares will be calculated in accordance with the foregoing sentence.

(v)           The initial payment in respect of the Mandatory Tender Repurchase Instrument (the “Mandatory Tender Initial Payment”) will be in an amount equal to at least 95% of the Mandatory Tender Payment Amount and will be made within 90 days after the Mandatory Tender Valuation Date.  The Initial Payment may be prepaid, without premium, penalty or notice, at any time on or after the Mandatory Tender Valuation Date.  The second and final payment in respect of the Mandatory Tender Repurchase Instrument (the “Mandatory Tender Final Payment”) shall be in an amount equal to the excess, if any, of (i) the Mandatory Tender Payment Amount based upon the results of the annual audit of the financial statements of the Trust for the Fiscal Year in which the Mandatory Tender Valuation Date of such repurchase occurred, over (ii) the Mandatory Tender Initial Payment.  It is anticipated that the annual audit of the financial statements of the Trust will be completed within 60 days after the end of each Fiscal Year of the Trust and that the Mandatory Tender Final Payment will be made as promptly as practicable after the completion of such audit.

(vi)           Although the amounts required to be paid by the Trust under the Mandatory Tender Repurchase Instrument will generally be paid in cash, the Trust may under certain limited circumstances and subject to applicable regulatory requirements pay all or a portion of the amounts due by an in-kind distribution of securities.  Securities used to satisfy an in-kind distribution will be valued in accordance with the Trust’s valuation procedures and will be distributed to all Mandatory Tender Shareholders on a proportionate basis.  If payments are made in kind to a Mandatory Tender Shareholder, such Mandatory Tender Shareholder may incur tax liability and brokerage costs in converting such securities to cash.

(c)           A Shareholder may not transfer all or any portion of the Repurchase Instrument or the Mandatory Tender Repurchase Instrument to any Person, except for a transfer that is effected solely by operation of law pursuant to the death, merger, consolidation, bankruptcy or dissolution of the Shareholder or a transfer that is effected with the written consent of the Trustees, which consent may be given or withheld in the Trustees’ sole discretion.

8.4         Disclosure of Holding. The holders of Shares or other securities of the Trust shall, upon demand, disclose to the Trustees in writing such information with respect to direct and indirect ownership of Shares or other securities of the Trust as the Trustees deem necessary to comply with the provisions of the Code, the 1940 Act or other applicable laws or regulations, or to comply with the requirements of any other taxing or regulatory authority.

ARTICLE IX

DETERMINATION OF NET ASSET VALUE, NET INCOME AND DISTRIBUTIONS

9.1         Net Asset Value. The net asset value of the Trust and of each outstanding Share of the Trust shall be determined at such time or times on such days as the Trustees may determine, in accordance with the 1940 Act. The method of determination of net asset value shall be determined by the Trustees and shall be as set forth in the Prospectus or as may otherwise be determined by the Trustees. In determining the value of the assets of the Trust, no value shall be placed on the goodwill or name of the Trust, or the office records, files, statistical data or any similar intangible assets of the Trust not normally reflected in the Trust’s accounting records, but there shall be taken into consideration any items of income earned but not received, expenses incurred but not yet paid, liabilities, fixed or contingent, and any other prepaid expenses to the extent not otherwise reflected in the books of account, and the value of options or commitments to purchase or sell securities or commodities pursuant to agreements entered into prior to such valuation date. The power and duty to make the net asset value calculations may be delegated by the Trustees and shall be as generally set forth in the Prospectus or as may otherwise be determined by the Trustees.

9.2         Distributions to Shareholders.

(a)           The Trustees shall from time to time distribute ratably among the Shareholders such proportion of the Trust Property as they may deem proper in their sole discretion. Such distribution may be made in cash or property (including without limitation any type of obligations of the Trust or any assets thereof) or any combination thereof, and the Trustees may distribute ratably among the Shareholders additional Shares in such manner, at such times, and on such terms as the Trustees may deem proper in their sole discretion.

(b)           Distributions pursuant to this Section 9.2 may be among the Shareholders of record at the time of declaring a distribution or among the Shareholders of record at such later date as the Trustees shall determine and specify at the time of declaration.

(c)           The Trustees may always retain from the Trust Property such amount as they may deem necessary to pay the debts or expenses of the Trust or to meet obligations of the Trust, or as they otherwise may deem desirable to use in the conduct of its affairs or to retain for future requirements or extensions of the business.

(d)           Inasmuch as the computation of Net Profit for federal income tax purposes may vary from the computation thereof on the books, the above provisions shall be interpreted to give the Trustees the power in their sole discretion to distribute for any Fiscal Year as ordinary dividends and as capital gains distributions, respectively, additional amounts sufficient to enable the Trust to avoid or reduce liability for taxes.

(e)           Notwithstanding any provision of this Declaration to the contrary, the Trustees are authorized to withhold and pay over to the Internal Revenue Service or any other taxing authority, pursuant to Sections 1441, 1442, 1445 or 1446 of the Code, or any successor provisions or comparable provisions of other applicable tax laws (including any applicable state or local withholding), at the times required by those Sections or provisions, the amounts the Trust is required to withhold under those Sections or provisions, as from time to time in effect. Each Shareholder shall furnish the Trust with such information, forms and certifications as it may require or as may be required by any taxing authority and as are necessary to comply with the laws governing the obligations of withholding tax agents (e.g., foreign, federal, state or local), as well as such information, forms and certifications as are necessary with respect to any withholding taxes imposed by countries other than the United States.  For purposes of this Declaration, the amount of any taxes or similar charges or levies paid by or withheld from the income of the Trust shall be allocated among the Shareholders as reasonably determined by the Trustees and such allocated amounts shall be deemed to have been distributed to each Shareholder and shall be charged as of the date of payment against the Capital Accounts of the Shareholders.

9.3         Power to Modify Foregoing Procedures. Notwithstanding any of the foregoing provisions of this Article IX, the Trustees may prescribe, in their sole discretion except as may be required by the 1940 Act, such other bases and times for determining the per share net asset value of the Trust’s Shares or Net Profit, or the declaration and payment of dividends and distributions as they may deem necessary or desirable for any reason, including to enable the Trust to comply with any provision of the 1940 Act, or the Exchange Act, or any order of exemption issued by the Commission, or the Code, all as in effect now or hereafter amended or modified.

ARTICLE X

CAPITAL ACCOUNTS AND ALLOCATIONS

10.1       Capital Accounts.  The Trust shall establish a capital account with respect to each Shareholder for partnership accounting purposes (“Capital Account”).  The initial balance of a Shareholder’s Capital Account shall be the amount of cash or the market value of any property contributed to the Trust by such Shareholder less any applicable sales load or placement fee as described in the Prospectus.  The initial balance of the Capital Account of each Shareholder shall from time to time be:

(a)           increased by the sum of any additional contributions by the Shareholder to the capital of the Trust, plus any amounts credited to the Shareholder’s Capital Account as provided for in this Article; and

(b)           decreased by the sum of the amount paid to the Shareholder on any repurchase by the Trust of Shares held by the Unitholder, plus the amount of any distributions to the Shareholder that are not reinvested, plus any amounts debited from the Shareholder’s Capital Account as provided for in this Article.

10.2       Capital Account Allocations.

(a)           Except as provided in Section 10.2(h), as of the last calendar day of each Accounting Period, the Capital Account of each Shareholder shall initially be credited to reflect the Net Profit or debited to reflect the Net Loss of the Trust during such Accounting Period, pro rata in proportion to the Shareholders’ respective Capital Account balances at the beginning of the Accounting Period.  All calculations of Net Profit and Net Loss shall be made after deduction for all general, administrative, and other operating expenses of the Trust and any amounts necessary, in the Trustee’s sole discretion, as appropriate reserves therefor.

(b)           Notwithstanding anything to the contrary contained herein, no allocation of Net Loss shall be made pursuant to this Section 10.2 to a Capital Account of any Shareholder to the extent that it would cause or increase a deficit balance in such Capital Account as of the end of the Accounting Period to which the allocation relates. Solely for purposes of this Section 10.2(b), the balance of a Shareholder’s Capital Account shall be reduced by the amounts described in Treasury Regulation Sections 1.704-1(b)(2)(ii)(d)(4), (5) and (6).

(c)           Notwithstanding anything to the contrary contained herein, any Shareholder that unexpectedly receives an allocation or distribution described in Treasury Regulations Section 1.704-1(b)(2)(ii)(d)(4), (5) or (6) that creates or increases a deficit balance in the Shareholder’s Capital Account shall be allocated items of gross income and gain for Capital Account purposes in an amount and manner sufficient to eliminate, to the extent required by the Treasury Regulations, the deficit balance as quickly as possible.  Any amounts allocated pursuant to this Section 10.2(c) for any Accounting Period shall be excluded from Net Profit or Net Loss for the Accounting Period.

(d)           If there is a net decrease in Partnership Minimum Gain or Partner Nonrecourse Debt Minimum Gain (determined in accordance with the principles of U.S. Treasury Regulations Sections 1.704-2(d) and 1.704-2(i)) during any Trust taxable year, the Shareholders shall be specially allocated items of Trust income and gain for such year (and, if necessary, subsequent years) in an amount equal to their respective shares of such net decrease during such year, determined pursuant to U.S. Treasury Regulations Sections 1.704-2(g) and 1.704-2(i)(5).  The items to be so allocated shall be determined in accordance with U.S. Treasury Regulations Section 1.704-2(f). This Section 10.2(d) is intended to comply with the minimum gain chargeback requirements in such U.S. Treasury Regulations Sections and shall be interpreted consistently therewith; including that no chargeback shall be required to the extent of the exceptions provided in U.S. Treasury Regulations Sections 1.704-2(f) and 1.704-2(i)(4).

(e)           Nonrecourse Deductions shall be allocated to the Shareholders in proportion to their Capital Account balances.

(f)           Partner Nonrecourse Deductions shall be allocated in accordance with U.S. Treasury Regulations Section 1.704-2(i)(1).

(g)           Notwithstanding anything to the contrary contained herein, but subject to Sections 10.2(b) and (c), if any allocations are made pursuant to Sections 10.2(b) or 10.2(c), subsequent allocations pursuant to this Section 10.2 shall be made so that the net amount of any items allocated to each Shareholder shall, to the extent possible, be equal to the net amount that would have been allocated to each Shareholder if allocations pursuant to Section 10.2(b) or 10.2(c) had not been made.

(h)           The foregoing provisions and the other provisions of this Declaration relating to the maintenance of Capital Accounts are intended to comply with Treasury Regulations Section 1.704-1(b) and shall be interpreted and applied in a manner consistent with those Treasury Regulations.

10.3       Changes of Interest.  To determine possible varying interests of Shareholders during a taxable year, the Trust may use any method allowable under the Code and deemed advisable by the Trustees.

10.4       Tax Allocations.  For each taxable year of the Trust, items of income, gain, loss, deduction or credit (including items of income or gain which are not subject to federal income taxation and items which are not deductible for federal income tax purposes and not properly chargeable to a capital account) shall be allocated solely for income tax purposes among the Shareholders in any manner, as reasonably determined by the Trustees, that reflects equitably amounts credited or debited to each Shareholder’s Capital Account for the current and prior taxable years.  In this regard, the Trust may specially allocate additional items of ordinary income or loss or capital gain (including short-term capital gain) or loss to a Shareholder whose Shares are repurchased pursuant to Article VIII insofar as is possible to reduce the difference, if any, between the aggregate amounts allocated to such Shareholder’s Capital Account and the aggregate amount of tax items allocated to such Shareholder.  For purposes of the foregoing, the Trust may determine that an equitable method of allocation includes, without limitation, an allocation (i) pro rata based upon the relative differences between amounts allocated to the Capital Accounts and the aggregate amounts of tax items allocated to the relevant Shareholders, or (ii) solely to the relevant Shareholders with the greatest such differences (taking into account such allocations).  These allocations shall be made pursuant to the general principles of Sections 704(b) and 704(c) of the Code and the Treasury Regulations thereunder.

10.5       Adjustments to Take Account of Interim Year Events.  If the Code or Treasury Regulations require a withholding or other adjustment to the Capital Account of a Shareholder or some other interim year event occurs necessitating in the Trustees’ judgment an equitable adjustment, the Trustees will make such adjustments in the determination and allocation among the Shareholders of Net Loss, Net Profit, Capital Accounts, items of income (including gross income), deduction, gain, loss, credit or withholding for tax purposes, accounting procedures or such other financial or tax items as will equitably take into account such interim year event and applicable provisions of law, and the determination thereof by the Trustees will be final and conclusive as to all of the Shareholders.

ARTICLE XI

SHAREHOLDERS

11.1       Voting Powers.  The Shareholders shall have power to vote only with respect to (a) the election of Trustees in accordance with Section 11.2 of this Declaration; (b) the removal of Trustees as provided in Section 2.2 of this Declaration; (c) any investment advisory or management contract to the extent required by the 1940 Act; (d) the amendment of this Declaration to the extent and as provided in Section 13.3 of this Declaration; (e) the dissolution of the Trust to the extent and as provided in Section 13.2 of this Declaration, and (f) such additional matters relating to the Trust as may be required by the 1940 Act or as are submitted by the Trustees in their discretion to the Shareholders.

11.2       Quorum and Required Vote.

(a)           The holders of one-third of the Shares entitled to vote at the meeting present in person or by proxy shall constitute a quorum at any meeting of the Shareholders for purposes of conducting business on which a vote of Shareholders of the Trust is being taken. The absence from any meeting, in person or by proxy, of a quorum of Shareholders for action upon any given matter shall not prevent action at such meeting upon any other matter or matters which may properly come before the meeting, if there shall be present thereat, in person or by proxy, a quorum of Shareholders in respect of such other matter.

(b)           Subject to any mandatory provision of applicable law requiring greater or lesser votes, this Declaration or any resolution of the Trustees specifying a greater or lesser vote requirement for the transaction of any item of business at any meeting of Shareholders, the affirmative vote of a majority of the Shares present in person or represented by proxy and entitled to vote on the subject matter shall be the act of the Shareholders with respect to such matter; provided, however, that a plurality of such Shares shall be required to elect a Trustee.

11.3       Proxies, etc. At any meeting of Shareholders, any holder of Shares entitled to vote thereat may vote by properly executed proxy; provided that no proxy shall be voted at any meeting unless it shall have been placed on file with the Secretary, or with such other officer or agent of the Trust as the Secretary may direct, for verification prior to the time at which such vote shall be taken. Pursuant to a resolution of a majority of the Trustees, proxies may be solicited in the name of one or more Trustees or one or more of the officers or employees of the Trust. No proxy shall be valid after the expiration of 11 months from the date thereof, unless otherwise provided in the proxy. Only Shareholders of record shall be entitled to vote. Each full Share shall be entitled to one vote and fractional Shares shall be entitled to a vote of such fraction. When any Share is held jointly by several Persons, any one of them may vote at any meeting in person or by proxy in respect of such Share, but if more than one of them shall be present at such meeting in person or by proxy, and such joint owners or their proxies so present disagree as to any vote to be cast, such vote shall not be received in respect of such Share. A proxy purporting to be executed by or on behalf of a Shareholder shall be deemed valid unless challenged at or prior to its exercise, and the burden of proving invalidity shall rest on the challenger. If the holder of any such Share is a minor or a person of unsound mind and subject to guardianship or to the legal control of any other Person as regards the charge or management of such Share, he may vote by his guardian or such other Person appointed or having such control, and such vote may be given in person or by proxy.

11.4       Reports. The Trustees shall cause to be prepared at least annually, and more frequently to the extent and in the form required by law or regulation, a report of operations containing a statement of assets and liabilities or balance sheet, a statement of income and undistributed income of the Trust and a statement of changes in net assets, in each case, prepared in conformity with generally accepted accounting principles and an opinion of an independent public accountant on such financial statements. Copies of such reports shall be mailed to all Shareholders of record within the time required by the 1940 Act. The Trustees shall, in addition, furnish to the Shareholders at least semi-annually to the extent required by law, interim reports containing an unaudited statement of assets and liabilities or balance sheet of the Trust as of the end of such period and an unaudited statement of income and surplus and a statement of changes in net assets, in each case, for the period from the beginning of the current fiscal year to the end of such period.

11.5       Inspection of Records. The records of the Trust shall be open to inspection by Shareholders only to the extent provided in the By-Laws and Section 3819 of the Delaware Statutory Trust Act.

11.6       Shareholder Action by Written Consent. Any action which may be taken by Shareholders by vote may be taken without a meeting if the holders entitled to vote thereon of the proportion of Shares required for approval of such action at a meeting of Shareholders pursuant to Section 11.2 at which all Shareholders entitled to vote were present consent to the action in writing and the written consents are filed with the records of the meetings of Shareholders. Such consent shall be treated for all purposes as a vote taken at a meeting of Shareholders.

ARTICLE XII

TAX MATTERS

12.1       Tax Matters in General.

(a)           The Trust intends be taxed as a “partnership” for U.S. federal and, where applicable, state, local and foreign income tax purposes and the Trust shall take any actions necessary, including, without limitation, making or changing any tax election, so that the Trust will be taxed as a “partnership” for U.S. federal and, where applicable, state, local and foreign income tax purposes.

(b)           A Shareholder affiliated with the Manager shall be designated by the Trustees on the Trust’s annual federal information tax return, and have full powers and responsibilities, as the “Tax Matters Partner” of the Trust for purposes of Section 6231(a)(7) of the Code.  If the Trust shall be the subject of an income tax audit by any federal, state or local authority, the Tax Matters Partner shall be authorized to act for, and its decision shall be final and binding on, the Trust and each Shareholder.  All expenses incurred in connection with any audit, investigation, settlement or review shall be borne by the Trust.

12.2       Income Tax Information.  As soon as reasonably practicable after the end of each taxable year of the Trust (subject to reasonable delays in the event of the late receipt of any necessary financial statements or other relevant tax information from any investment), the Trustees shall prepare and send, or cause to be prepared and sent, to each Person who was a Shareholder at any time during such taxable year copies of such information as may be required for applicable income tax reporting purposes, including copies of Schedule K-1 (“Partner’s Share of Income, Deductions, Credits, etc.”) or any successor schedule or form, for such person.

ARTICLE XIII

DURATION; TERMINATION OF TRUST; AMENDMENT; MERGERS, ETC.

13.1       Duration. Subject to possible termination in accordance with the provisions of Section 13.2 hereof, the Trust created hereby shall have perpetual existence.

13.2       Termination.

(a)           The Trust shall be dissolved upon the occurrence of any of the following events:

(i)           upon the affirmative vote to dissolve the Trust by both (a) the Trustees and (b) the holders of at least two-thirds of the outstanding Shares of the Trust;

(ii)           upon the expiration of any two-year period which commences on the date on which any Shareholder has submitted a written notice to the Trust requesting to tender all of such Shareholder’s Shares for repurchase by the Trust if such Shareholder has not been permitted to do so at any time during such period;

(iii)           upon the determination by the Investment Adviser to dissolve the Trust;

(iv)           upon termination of the investment advisory agreement between the Trust and the Investment Adviser; or

(v)           as otherwise required by law.

(b)           Upon the dissolution of the Trust:

(i)           the Trust shall carry on no business except for the purpose of winding up its affairs;

(ii)           the Trustees, acting directly or through a liquidator they select, shall proceed to wind up the affairs of the Trust, and all of the powers of the Trustees under this Declaration shall continue until the affairs of the Trust shall have been wound up, including the power to fulfill or discharge the contracts of the Trust, collect its assets, sell, convey, assign, exchange, merge where the Trust is not the survivor, transfer or otherwise dispose of all or any part of the remaining Trust Property to one or more Persons at public or private sale for consideration which may consist in whole or in part in cash, securities or other property of any kind, discharge or pay its liabilities, and do all other acts appropriate to liquidate its business; if the Trustees, or a liquidator selected by the Trustees, are unable to perform the foregoing functions, a liquidator elected by Shareholders holding a majority of the outstanding Shares of the Trust shall perform the duties required by this Section 13.2(b); and

(iii)           After paying or adequately providing for the payment of all liabilities pursuant to Section 3808 of the Delaware Statutory Trust Act, and upon receipt of such releases, indemnities and refunding agreements, as they deem necessary or desirable in their sole discretion for their protection, the Trustees may distribute the remaining Trust Property, in cash or in kind or partly each, to the Shareholders pro rata in accordance with the positive balances of the Shareholders’ Capital Accounts (as determined after taking into account all adjustments to Capital Accounts for the Fiscal Year during which the dissolution occurs), by the end of such Fiscal Year or, if later, within ninety (90) days after the date of such dissolution.  For purposes of the application of this Section 13.2 and determining Capital Accounts on dissolution, all unrealized gains, losses and accrued income and deductions of the Trust shall be treated as realized and recognized immediately before the date of distribution.

(c)           After the winding up and liquidation of the Trust and distribution to the Shareholders as herein provided, one or more Trustees shall execute and file a certificate of cancellation with the Office of the Secretary of State of the State of Delaware terminating the Trust. Upon termination of the Trust, the Trustees shall thereupon be discharged from all further liabilities and duties hereunder, and the rights and interests of all Shareholders shall thereupon cease.

13.3       Amendment Procedure.

(a)           Except as specifically provided in this Section 13.3, the Trustees may, without Shareholder vote, restate, amend or otherwise supplement this Declaration of Trust. Shareholders shall have the right to vote (i) on any amendment that is required to be approved by Shareholders by the 1940 Act or by the Prospectus and (ii) on any amendment submitted to them by the Trustees in their sole discretion. Notwithstanding anything else herein, no amendment hereof shall limit the rights to insurance provided by Section 5.7 of this Declaration with respect to any acts or omissions of Persons covered thereby prior to such amendment nor shall any such amendment limit the rights to indemnification referenced in Sections 5.5 and 5.9 of this Declaration or as provided in the By-Laws with respect to any actions or omissions of Persons covered thereby prior to such amendment. The Trustees may, without Shareholder vote, restate, amend, or otherwise supplement the By-Laws and the Certificate of Trust as the Trustees deem necessary or desirable.

(b)           No amendment may be made to Section 2.1, Section 2.2, Section 3.9, Section 5.1, Section 5.2, Section 13.2(a), this Section 13.3 or Section 13.4 of this Declaration, and no amendment may be made to this Declaration which would change any rights with respect to any Shares of the Trust by reducing the amount payable thereon upon liquidation of the Trust or by diminishing or eliminating any voting rights pertaining thereto (except that this provision shall not limit the ability of the Trustees to authorize, and to cause the Trust to issue, other securities pursuant to Section 6.2), except in each case after a majority of the Trustees have approved a resolution therefor, by the affirmative vote of the holders of not less than seventy-five percent (75%) of the Shares outstanding and entitled to vote, unless such amendment has been approved by at least 80% of the Trustees, in which case approval by a Majority Shareholder Vote shall only be required. Nothing contained in this Declaration shall permit the amendment of this Declaration to impair the exemption from personal liability of the Shareholders, Trustees, officers, employees and agents of the Trust or to permit assessments upon Shareholders.

(c)           An amendment duly adopted by the requisite vote of the Board of Trustees and, if required, the Shareholders as aforesaid, shall become effective at the time of such adoption or at such other time as may be designated by the Board of Trustees or Shareholders, as the case may be. A certification signed by a majority of the Trustees setting forth an amendment and reciting that it was duly adopted by the Trustees and, if required, the Shareholders as aforesaid, or a copy of this Declaration, as amended or restated, executed by a majority of the Trustees, shall be conclusive evidence of such amendment when lodged among the records of the Trust or at such other time designated by the Trustees.

(d)           Notwithstanding any other provision hereof, until such time as a registration statement under the Securities Act covering the first public offering of Shares of the Trust shall have become effective, this Declaration may be terminated or amended in any respect by the affirmative vote of a majority of the Trustees or by an instrument signed by a majority of the Trustees.

13.4       Reorganization.

(a)           Notwithstanding anything else herein, the Trustees may in their sole discretion, without Shareholder approval unless such approval is required by the 1940 Act, (i) cause the Trust to convert into or merge, reorganize or consolidate with or into one or more trusts, partnerships, limited liability companies, associations, corporations or other business entities (or a series of any of the foregoing to the extent permitted by law) (including trusts, partnerships, limited liability companies, associations, corporations or other business entities created by the Trustees to accomplish such conversion, merger or consolidation) so long as the surviving or resulting entity is a closed-end management investment company under the 1940 Act, or is a series thereof to the extent permitted by law, and, in the case of any trust, partnership, limited liability company, association, corporation or other business entity created by the Trustees to accomplish such conversion, merger or consolidation, succeed to or assume the Trust’s registration under the 1940 Act, provided that, in any case, such trust, partnership, limited liability company, association, corporation or other business entity is formed, organized or existing under the laws of the United States or of a state, commonwealth, possession or colony of the United States, (ii) cause the Shares to be exchanged under or pursuant to any state or federal statute to the extent permitted by law, (iii) cause the Trust to incorporate under the laws of a state, commonwealth, possession or colony of the United States, (iv) sell or convey all or substantially all of the assets of the Trust to another trust, partnership, limited liability company, association, corporation or other business entity (or a series of any of the foregoing to the extent permitted by law) (including a trust, partnership, limited liability company, association, corporation or other business entity created by the Trustees to accomplish such sale and conveyance) organized under the laws of the United States or of any state, commonwealth, possession or colony of the United States, so long as such trust, partnership, limited liability company, association, corporation or other business entity is a closed-end management investment company under the 1940 Act and, in the case of any trust, partnership, limited liability company, association, corporation or other business entity created by the Trustees to accomplish such sale and conveyance, succeed to or assume the Trust’s registration under the 1940 Act, for adequate consideration as determined by the Trustees which may include the assumption of all outstanding obligations, taxes and other liabilities, accrued or contingent of the Trust, and which may include shares of beneficial interest, stock or other ownership interest of such trust, partnership, limited liability company, association, corporation or other business entity (or series thereof), or (v) at any time sell or convert into money all or any part of the assets of the Trust. Any agreement of merger, reorganization, consolidation, exchange or conversion or certificate of merger, certificate of conversion or other applicable certificate may be signed by any one or more of the Trustees or an authorized officer of the Trust and facsimile signatures conveyed by electronic or telecommunication means shall be valid.

(b)           Pursuant to and in accordance with the provisions of Section 3815(f) of the Delaware Statutory Trust Act, and notwithstanding anything to the contrary contained in this Declaration, an agreement of merger, reorganization or consolidation approved by the Trustees in accordance with this Section 13.4 may effect any amendment to the governing instrument of the Trust or effect the adoption of a new trust instrument of the Trust or change the name of the Trust if the Trust is the surviving or resulting trust in the merger or consolidation.

(c)           Notwithstanding anything else herein, the Trustees may in their sole discretion, without Shareholder approval unless such approval is required by the 1940 Act, create one or more statutory or business trusts to which all or any part of the assets, liabilities, profits or losses of the Trust may be transferred and may provide for the conversion of Shares of the Trust into, or exchange of Shares of the Trust for, beneficial interests in any such newly created trust or trusts or any series or classes thereof.

13.5       Partnership Tax Status.  Notwithstanding anything in this Declaration to the contrary, neither the Trustees nor the Trust will take, or permit to be taken, any action that would result in the Trust being treated as an association taxable as a corporation (other than a corporation taxed as a “regulated investment company” pursuant to Subchapter M of the Code) or a “publicly traded partnership” taxable as a corporation for U.S. federal, and where applicable, state, local or foreign income tax purposes.

ARTICLE XIV

MISCELLANEOUS

14.1       Filing.  This Declaration and any amendment hereto shall be filed in such places as may be required or as the Trustees deem appropriate. Each amendment shall be accompanied by a certificate signed and acknowledged by a Trustee stating that such action was duly taken in a manner provided herein, and shall, upon insertion in the Trust’s minute book, be conclusive evidence of all amendments contained therein. A restated Declaration, containing the original Declaration and all amendments theretofore made, may be executed from time to time by a majority of the Trustees and shall, upon insertion in the Trust’s minute book, be conclusive evidence of all amendments contained therein and may thereafter be referred to in lieu of the original Declaration and the various amendments thereto.

14.2       Registered Officer and Registered Agent. So long as required by Section 3807 of the Delaware Statutory Trust Act, the Trust shall maintain a registered office in the State of Delaware, which shall initially be c/o Vcorp Trust Services, LLC, 1811 Silverside Road, Wilmington, Delaware 19810, and a registered agent in the State of Delaware at its registered office for service of process on the Trust, which agent shall initially be Vcorp Trust Services. The Trustees may designate a successor registered office and/or agent; provided, however, that such appointment shall not become effective until written notice thereof is delivered to the Office of the Secretary of State of the State of Delaware.

14.3       Governing Law. The Trust is created under, and this Declaration is to be governed by, and construed and enforced in accordance with, the laws of the State of Delaware. The Trust shall be of the type commonly called a statutory trust, and without limiting the provisions hereof, the Trust specifically reserves the right to exercise any of the powers or privileges afforded to statutory trusts or actions that may be engaged in by statutory trusts under the Delaware Statutory Trust Act, and the absence of a specific reference herein to any such power, privilege or action shall not imply that the Trust may not exercise such power or privilege or take such actions. Notwithstanding the first sentence of this Section 14.3, there shall not be applicable to the Trust, the Trustees or this Declaration, the provisions of Sections 3540 and 3561 of Title 12 of the Delaware Code or any provisions of the laws (statutory or common) of the State of Delaware (other than the Delaware Statutory Trust Act) pertaining to trusts that relate to or regulate: (i) the filing with any court or governmental body or agency of trustee accounts or schedules of trustee fees and charges, (ii) affirmative requirements to post bonds for trustees, officers, agents or employees of a trust, (iii) the necessity for obtaining a court or other governmental approval concerning the acquisition, holding or disposition of real or personal property, (iv) fees or other sums applicable to trustees, officers, agents or employees of a trust, (v) the allocation of receipts and expenditures to income or principal, (vi) restrictions or limitations on the permissible nature, amount or concentration of trust investments or requirements relating to the titling, storage or other manner of holding of trust assets, or (vii) the establishment of fiduciary or other standards or responsibilities or limitations on the acts or powers of trustees that are inconsistent with the limitations or liabilities or authorities and powers of the Trustees set forth or referenced in this Declaration.

14.4       Counterparts. This Declaration may be simultaneously executed in several counterparts, each of which shall be deemed to be an original, and such counterparts, together, shall constitute one and the same instrument, which shall be sufficiently evidenced by any such original counterpart.

14.5       Reliance by Third Parties. Any certificate executed by an individual who, according to the records of the Trust appears to be a Trustee hereunder, certifying to: (a) the number or identity of Trustees or Shareholders, (b) the name of the Trust, (c) the due authorization of the execution of any instrument or writing, (d) the form of any vote passed at a meeting of Trustees or Shareholders, (e) the fact that the number of Trustees or Shareholders present at any meeting or executing any written instrument satisfies the requirements of this Declaration, (f) the form of any By-Laws adopted by or the identity of any officers elected by the Trustees, or (g) the existence of any fact or facts which in any manner relate to the affairs of the Trust, shall be conclusive evidence as to the matters so certified in favor of any Person dealing with the Trustees and their successors.

14.6       Provisions in Conflict with Law or Regulation.

(a)           The provisions of this Declaration are severable, and if the Trustees shall determine, with the advice of counsel, that any of such provisions is in conflict with the 1940 Act, the regulated investment company provisions of the Code or with other applicable laws and regulations, the conflicting provision shall be deemed never to have constituted a part of this Declaration; provided, however, that such determination shall not affect any of the remaining provisions of this Declaration or render invalid or improper any action taken or omitted prior to such determination.

(b)           If any provision of this Declaration shall be held invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall attach only to such provision in such jurisdiction and shall not in any manner affect such provision in any other jurisdiction or any other provision of this Declaration in any jurisdiction.

14.7       Derivative Actions.  In addition to the requirements set forth in Section 3816 of the Delaware Statutory Trust Act, a Shareholder may bring a derivative action on behalf of the Trust only if the following conditions are met:

(a)           The Shareholder or Shareholders must make a pre-suit demand upon the Trustees to bring the subject action unless an effort to cause the Trustees to bring such an action is not likely to succeed. For purposes of this Section 14.7, a demand on the Trustees shall only be deemed not likely to succeed and therefore excused if a majority of the Trustees, or a majority of any committee established to consider the merits of such action, is composed of Trustees who are not “independent trustees” (as that term is defined in the Delaware Statutory Trust Act).

(b)           Unless a demand is not required under paragraph (a) of this Section 14.7, Shareholders eligible to bring such derivative action under the Delaware Statutory Trust Act who collectively hold at least 10% of the outstanding Shares of the Trust shall join in the request for the Trustees to commence such action;

(c)           Unless a demand is not required under paragraph (a) of this Section 14.7, the Trustees must be afforded a reasonable amount of time to consider such shareholder request and to investigate the basis of such claim. The Trustees shall be entitled to retain counsel or other advisors in considering the merits of the request and shall require an undertaking by the Shareholders making such request to reimburse the Trust for the expense of any such advisors in the event that the Trustees determine not to bring such action; and

(d)           For purposes of this Section 14.7, the Trustees may designate a committee of one Trustee to consider a Shareholder demand if necessary to create a committee with a majority of Trustees who do not have a personal financial interest in the transaction at issue. The Trustees shall be entitled to retain counsel or other advisors in considering the merits of the request and may require an undertaking by the Shareholders making such request to reimburse the Trust for the expense of any such advisors in the event that the Trustees determine not to bring such action.

14.8       Inspection of Records and Reports. Every Trustee shall have the absolute right at any reasonable time to inspect all books, records, and documents of every kind and the physical properties of the Trust.  This inspection by a Trustee may be made in person or by an agent or attorney and the right of inspection includes the right to copy and make extracts of documents.  No Shareholder shall have any right to inspect any account, book or document of the Trust that is not publicly available, except as conferred by the Trustees.  The books and records of the Trust may be kept at such place or places as the Trustees may from time to time determine, except as otherwise required by law.

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IN WITNESS WHEREOF, the Trustees named below do hereby make and enter into this Amended and Restated Declaration of Trust of Paramount Institutional Access Fund as of the day and year first above written.

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